EXHIBIT 99.1
Contact:                 John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

CARPINTERIA, Calif. – Jan. 5, 2009 – CKE Restaurants, Inc. (NYSE: CKR) announced today that its Board of Directors has approved the adoption of a one-year stockholder rights plan (the “Plan”), which will expire on Dec. 31, 2009.  Under the Plan, all stockholders of record as of the close of business on Jan. 7, 2009 will receive a distribution of rights to purchase shares of a newly authorized series of preferred stock.  The rights become exercisable in the event that a tender offer for at least 15 percent of CKE’s common stock is announced, or an acquirer acquires at least 15 percent of the shares of CKE’s common stock.

“Our Board of Directors has adopted the Plan to help protect the long-term interests of the Company’s stockholders.  While the Plan will not prohibit the acquisition of the Company, it establishes certain rights to ensure that should any unsolicited acquisition occur, it would be on terms that maximize value and are equitable to all stockholders,” stated Byron Allumbaugh, Chairman of the Board of Directors.  “Our Board of Directors has deliberated about whether to adopt a plan for several months, in light of the recent market volatility affecting the share prices of many companies, including CKE. Since September 2008, our Board of Directors has been considering the Plan and its terms, culminating in the Board’s decision on Dec.29, 2008 to adopt the Plan as a means to guard against abusive takeover tactics generally, and not in response to any particular proposal.”

The rights will be distributed to stockholders as of the close of business on Jan. 7, 2009, the record date, as a non-taxable distribution.  There will be no rights certificates issued unless certain conditions are met.  The rights are not currently exercisable and will initially trade with CKE’s common stock.  Additional details regarding the Plan will be outlined in a summary to be mailed to the stockholders as of the record date.

As of the end of its fiscal 2009 third quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,110 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,185 Carl's Jr. restaurants and 1,912 Hardee’s restaurants.

SAFE HARBOR DISCLOSURE
Matters discussed in this news release contain forward-looking statements relating to future use and operation of the Plan that are based on management’s current beliefs and assumptions.  Such statements are subject to risks and uncertainties.  Factors that could cause the Plan to operate differently than described above include, but are not limited to, legal challenges to the implementation or operation of the Plan by stockholders or potential acquirers or changes in laws or regulations applicable to the operations of plans like the Plan, or particular provisions thereof.

Forward-looking statements speak only as of the date they are made.  The Company undertakes no obligation to publicly update of revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.
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